Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTH 2011

FINANCIAL RESULTS

ATLANTA, GEORGIA, July 27, 2011: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its second quarter ended June 30, 2011.

The Company recorded second quarter revenues of $320.4 million, an increase of 7.2% over the prior year’s second quarter revenue of $298.8 million.  Net income increased 12.1% to $31.1 million or $0.21 per diluted share for the second quarter ended June 30, 2011, compared to $27.7 million or $0.19 per diluted share for the same period in 2010.

Rollins’ revenues rose 7.3% for the first six months of 2011 to $592.1 million compared to $551.8 million for the prior year.  Net income for the first six months of 2011 was $49.7 million, or $0.34 per diluted share, compared to net income of $45.3 million, or $0.30 per diluted share for the same period last year.

In the second quarter, the Company repurchased 533,012 shares at a weighted average price of $19.37 per share bringing the total number of shares repurchased year-to-date to 789,296 at a weighted average price of $19.22.  In total, 1,748,950 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased with the strong financial results our Company reported for the second quarter and first six months of this year.  The contributions made to our business across all our brands position us to achieve our business objectives for 2011 and beyond.  Furthermore, we are seeing the benefits of the organizational changes made this year involving John Wilson heading Orkin USA, and Bob Wanzer leading the Rollins Independent Brands.”

Mr. Rollins concluded, “We continue to make investments in our company and are confident that these strategies and action plans will enable us to continue to improve our margins and market share and grow at a faster pace than our industry.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Western Pest Services, PCO Services, The Industrial Fumigant Company, Waltham Services, Crane Pest Control, and TruTech, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com,

www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that the contributions made to our business across all of our brands position us to achieve our business objectives for 2011 and beyond and our belief the Company’s strategies and action plans with enable the Company to continue to improve its margins and market share and grow at a faster pace than the Company’s industry.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2011	2010
ASSETS
Cash and cash equivalents	$25,820	$19,286
Trade receivables, short-term	83,525	75,115
Materials and supplies	12,305	11,122
Deferred income taxes	27,628	26,190
Other current assets	20,198	14,597
Total Current Assets	169,476	146,310
Equipment and property, net	74,026	71,260
Goodwill	213,705	189,668
Customer Contracts and Other Intangible assets	144,947	138,390
Deferred income taxes	13,156	17,332
Trade receivables, long-term	11,319	10,578
Other assets	10,503	8,869
Total Assets	$637,132	$582,407

LIABILITIES
Accounts payable	$31,853	$17,599
Accrued insurance	20,580	15,848
Accrued compensation and related liabilities	60,951	55,966
Unearned revenue	93,387	93,450
Line of Credit	10,000	25,000
Other current liabilities	32,478	29,607
Total Current Liabilities	249,249	237,470
Accrued insurance	26,830	27,850
Accrued pension	8,253	13,919
Long-term accrued liabilities	39,617	27,598
Total Liabilities	323,949	306,837

STOCKHOLDERS’ EQUITY
Common stock	146,904	148,227
Retained earnings and other equity	166,279	127,343
Total Stockholders’ Equity	313,183	275,570
Total Liabilities and Stockholders’ Equity	$637,132	$582,407

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES
Customer services	$320,436	$298,803	$592,079	$551,844
COSTS AND EXPENSES
Cost of services provided	159,645	148,428	300,543	279,403
Depreciation and amortization	9,288	8,967	18,488	17,967
Sales, general and administrative	101,757	96,963	193,255	181,878
Interest Expense	178	66	370	165
	270,868	254,424	512,656	479,413
INCOME BEFORE TAXES	49,568	44,379	79,423	72,431
PROVISION FOR INCOME TAXES	18,507	16,679	29,722	27,148
NET INCOME	$31,061	$27,700	$49,701	$45,283

NET INCOME PER SHARE - BASIC	$0.21	$0.19	$0.34	$0.30
NET INCOME PER SHARE - DILUTED	$0.21	$0.19	$0.34	$0.30

Weighted average shares outstanding - basic	147,245	148,566	147,358	148,687
Weighted average shares outstanding - diluted	147,314	148,798	147,441	148,943

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter results on:

Wednesday, July 27, 2011 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8609 domestic;

480-629-9818 international
at least 5 minutes before start time.

REPLAY: available through August 4, 2011

Please dial 800-406-7325/303-590-3030, Passcode: 4456994

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com